SIGNET JEWELERS REPORTS SECOND QUARTER FINANCIAL RESULTS

Strong same store sales drive solid financial results

HAMILTON, Bermuda, August 27, 2015 – Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG), the world’s largest retailer of diamond jewelry, today announced its results for the 13 weeks ended August 1, 2015 (“second quarter Fiscal 2016”).

Mark Light, Chief Executive Officer of Signet Jewelers, said, “Signet delivered a second quarter increase in same store sales of 4.2%, earnings per share of $0.78, and adjusted earnings per share of $1.28, a 19.6% increase. These results exceeded our same store sales and adjusted EPS guidance for the quarter. Results were driven by strong and consistent sales growth across all of our selling channels, as well as solid profitability and disciplined cost management across our organization.

“The integration of Zale continues to go well, and we have begun to see the benefit of net synergies positively impact our operating results. I am increasingly confident that we are on track in FY16 to realize 20% of our three year net synergy target of $150 million to $175 million. We remain committed to maintaining profitable growth while balancing investment back into the business with shareholder distribution.

“I want to congratulate and thank all Signet team members for their contributions to our quarterly results.”

Second Quarter Fiscal 2016 Diluted Earnings per Share (“EPS”) Analysis:

Consolidated results in prior year reflect the contribution of 26 fewer days year-over-year from the addition of Zale Corporation acquired on May 29, 2014 (“the acquisition”). In addition, consolidated results reflect purchase accounting and transaction costs related to that acquisition.

Second quarter EPS was $0.78. EPS was unfavorably impacted by transaction costs principally due to the $34.2 million legal settlement of the Zale acquisition appraisal rights matters.

Second quarter Adjusted EPS was $1.28 driven by stronger than expected business performance, a lower tax rate, and an operational change associated with extended service plans, which resulted in a change in revenue recognition. Adjusted EPS can be reconciled to EPS as follows:

Adjusted EPS[1]	Purchase accounting adjustments	Transaction costs	Earnings per share
$ 1.28	$(0.04)	$(0.46)	$0.78

1.	Throughout this release, Signet uses adjusted metrics which adjust for purchase accounting and transaction costs in relation to the Zale acquisition. See non-GAAP reconciliation tables. The presentation of the Fiscal 2015 reconciliation has been changed to conform with this year’s adjusted presentation.

Financial Guidance:

13 weeks ended October 31, 2015 (“Third quarter Fiscal 2016”)
Same store sales	3% to 4%
EPS	$0.23 to $0.25
Adjusted EPS	$0.36 to $0.40

Fiscal 2016
Effective tax rate	28% to 29%
Capital expenditures	$275 million to $325 million
Net selling square footage growth	2% to 3%

Capital expenditures will be driven primarily by new Kay and Jared stores, store remodels, and approximately $80 million to $90 million directed to the Zale division for information technology infrastructure and stores.

Net selling square footage growth is expected to be driven by the following projected store (and kiosk) changes:

	Gross locations	Net locations	Net square feet
Sterling Jewelers division	up 55 to 65	up 30 to 35	up 3% to 4%
Zale division	up 30 to 35	approximately flat	approximately flat
UK Jewelry division	up 5 to 10	slight increase	slight increase

Second quarter Fiscal 2016 Sales Highlights:

Total sales were $1,410.6 million, up $184.7 million or 15.1%, compared to $1,225.9 million in the second quarter Fiscal 2015. Same store sales increased 4.2% compared to an increase of 4.8% in the 13 weeks ended August 2, 2014 (“second quarter Fiscal 2015”) driven by positive sales performance across all national store brands. In the second quarter, an operational change related to the Sterling division’s extended service plans (“ESP”) associated with ring sizing was made to further align Zale and Sterling ESP policies. This change triggered a change in the revenue and expense recognition rates which favorably impacted Signet same store sales by 60 basis points. eCommerce sales in the second quarter were $65.9 million, up $15.4 million or 30.5% compared to $50.5 million in the prior year second quarter.

•	Sterling Jewelers division sales increases were broad-based across store banners, product brands and non-brands, as well as multi-channels. Bridal and diamond jewelry was particularly strong. The average transaction price in Sterling increased by 4.2% and the number of transactions decreased by 2.5% due principally to merchandise mix.

•	Zale division sales increases were driven by higher sales among stores and kiosks. The prior year quarter had 26 fewer days due to the acquisition. Sales related drivers included sales associate training, branded bridal, branded diamond fashion merchandise and new marketing creative.

•	UK Jewelry division total sales decreases were driven entirely by foreign currency exchange rates. The increase in same store sales and total sales at constant exchange rates was driven primarily by strong results in diamond jewelry and watches. The average transaction price and number of transactions for the division increased by 4.3% and 1.8%, respectively, due principally to merchandise mix.

Sales change from previous year

Second quarter Fiscal 2016	Same store sales¹	Non-same store sales, net²	Total sales at constant exchange rate³	Exchange translation impact³	Total sales	Total sales (in millions)
Kay	4.1%	2.5%	6.6%	—%	6.6%	$530.0
Jared	2.7%	5.1%	7.8%	—%	7.8%	$285.4
Regional brands	(1.8)%	(9.5)%	(11.3)%	—%	(11.3)%	$43.1

Sterling Jewelers division	3.3%	2.6%	5.9%	—%	5.9%	$858.5

Zales Jewelers[4]	6.2%	59.3%	65.5%	—%	65.5%	$262.0
Gordon’s Jewelers[4]	(7.6)%	39.1%	31.5%	—%	31.5%	$16.7
Zale US Jewelry[4]	5.3%	57.7%	63.0%	—%	63.0%	$278.7
Peoples Jewellers[4]	6.7%	49.1%	55.8%	(21.5)%	34.3%	$49.7
Mappins[4]	—%	33.3%	33.3%	(19.0)%	14.3%	$8.0
Zale Canada Jewelry[4]	5.7%	46.5%	52.2%	(21.1)%	31.1%	$57.7
Zale Jewelry[4]	5.4%	55.6%	61.0%	(4.5)%	56.5%	$336.4
Piercing Pagoda[4]	8.4%	54.4%	62.8%	—%	62.8%	$52.9

Zale division[4]	5.8%	55.5%	61.3%	(4.0)%	57.3%	$389.3

H.Samuel	1.9%	(0.3)%	1.6%	(8.3)%	(6.7)%	$76.3
Ernest Jones	8.3%	2.8%	11.1%	(9.0)%	2.1%	$82.8

UK Jewelers division	5.1%	1.3%	6.4%	(8.7)%	(2.3)%	$159.1

Other segment	—%	(27.5)%	(27.5)%	—%	(27.5)%	$3.7

Signet[4]	4.2%	12.7%	16.9%	(1.8)%	15.1%	$1,410.6

Adjusted Signet[3,4]						$1,417.8

Adjusted Signet excluding Zale³						$1,021.3

1.	Based on stores opened for at least 12 months.
2.	Includes all sales from stores not open for 12 months.
3.	Non-GAAP measure.
4.	Same store sales reflect three months of Fiscal 2016 compared to three months of Fiscal 2015. Total sales in prior year reflect the contribution of 26 fewer days year-over-year from the addition of Zale Corporation, acquired on May 29, 2014.

Second quarter Fiscal 2016 Financial Highlights:

Gross margin was $490.8 million or 34.8% of sales compared to $409.0 million or 33.4% of sales in the second quarter Fiscal 2015. In the second quarter Fiscal 2016, adjusted gross margin was $500.1 million or 35.3% of adjusted sales compared to the prior year adjusted gross margin rate of 34.3%. The increase in the adjusted gross margin rate of 100 basis points over the prior year was impacted by higher sales and favorable commodity costs. Excluding Zale, the adjusted gross margin rate was 35.7%, up 90 basis points.

•	Gross margin dollars in the Sterling Jewelers division increased $25.1 million compared to the prior year second quarter. The gross margin rate, up 90 basis points, increased principally due to an improvement in the merchandise margin from favorable commodity costs partially offset by net bad debt due to higher credit sales.

•	Gross margin dollars in the Zale division increased $52.3 million compared to the prior year second quarter, reflecting higher sales and an adjusted gross margin rate increase of 170 basis points. The gross margin rate expansion was driven principally by improved merchandise margin attributed to a number of factors, including merchandise synergy initiatives and favorable commodity costs, and leverage on store occupancy.

•	Gross margin dollars in the UK Jewelry division increased $0.5 million compared to the prior year second quarter, and the gross margin rate increased 100 basis points. The gross margin rate expansion was driven principally by lower store occupancy expenses.

SGA was $452.8 million or 32.1% of sales compared to $379.2 million or 31.0% of sales in second quarter Fiscal 2015. The $73.6 million increase was primarily due to the addition of 26 days of Zale operations in this year’s quarter, as well as transaction-related expenses of $43.6 million, including the appraisal rights legal settlement of $34.2 million, and favorable adjustments related to purchase accounting of $4.2 million. In the prior year, favorable adjustments related to purchase accounting were $3.0 million and transaction-related expenses were $30.8 million.

•	Second quarter Fiscal 2016 adjusted SGA was $413.4 million or 29.2% of sales compared to 28.4% in the prior year. The 80 basis point increase was due to incremental investments in Zale principally around advertising, information technology support, and employee benefits.

•	The second quarter Fiscal 2016 adjusted Signet SGA rate excluding Zale would have been 27.5%, a 10 basis point decrease versus the prior year second quarter primarily due to leverage on store payroll costs partially offset by higher central costs associated with legal fees related to the appraisal rights litigation.

Other operating income was $62.8 million compared to $53.7 million in the prior year second quarter, up $9.1 million or 16.9%. This increase was due to the Sterling division’s higher interest income earned from higher outstanding receivable balances.

Operating income was $100.8 million, or 7.2% of sales compared to $83.5 million or 6.8% of sales last year. Included in operating income were purchase accounting and transaction related adjustments which reduced operating income by $48.7 million in the second quarter compared to adjustments of $42.3 in the prior year second quarter. Adjusted operating income was $149.5 million, or 10.5% of sales compared to adjusted operating income of $125.8 million or 10.2% of sales last year. Signet’s 30 basis point increase in adjusted operating margin was due principally to higher sales and gross margin.

•	Operating income in the Sterling Jewelers division was $157.8 million or 18.4% of sales compared to $129.9 million or 16.0% in the prior year second quarter.

•	Operating loss in the Zale division, inclusive of purchase accounting adjustments, was $2.1 million or 0.5% of sales compared to an operating loss of $9.8 million or 4.0% in the prior year second quarter. The prior year second quarter includes 26 fewer days of Zale operations.

•	Operating income in the UK division was $3.2 million or 2.0% of sales compared to $1.1 million or 0.7% of sales in the prior year second quarter.

•	Operating loss of the Other operating segment, which includes unallocated corporate administrative costs and the costs of Signet’s diamond sourcing initiative, was $58.1 million compared to a loss of $37.7 million in the prior year second quarter. The increase was driven by the legal settlement. The prior year included transaction-related costs of $30.8 million.

Income tax expense was $27.5 million, an effective tax rate (“ETR”) of 30.7%, compared to $11.8 million, an ETR of 16.9%, in the prior year second quarter. The second quarter’s higher ETR was driven in large part by the $34.2 million appraisal rights legal settlement which is not deductible for tax purposes. Signet continues to anticipate a Fiscal 2016 ETR of 28% to 29% on both an adjusted and GAAP basis.

Adjusted EPS was $1.28, up 19.6% compared to $1.07 in the prior year second quarter. Adjusted EPS included a favorable impact of $0.05 due to the change in revenue recognition from extended service plans.

Balance Sheet and Other Highlights at August 1, 2015:

Cash and cash equivalents were $159.8 million compared to $215.0 million as of August 2, 2014. The lower cash position was due to unfavorable changes to working capital, higher capital spending, higher dividends and share repurchases.

For the quarter, Signet repurchased $60.0 million of shares, or 0.5 million shares at an average cost of $128.03 per share. Year to date Signet repurchased $81.9 million of shares, or 0.6 million shares at an average cost of $130.27 per share. As of August 1, 2015, there was $183.7 million remaining under Signet’s 2013 share repurchase authorization program.

Net accounts receivable were $1,493.2 million, up 13.5% compared to $1,316.0 million as of August 2, 2014. In the Sterling Jewelers division the credit participation rate was 61.6% in the 26 weeks ended August 1, 2015 compared to 60.0% in the 26 weeks ended August 2, 2014.

Net inventories were $2,414.2 million, up 2.9% compared to $2,345.3 million as of the prior year period due primarily to more stores and rough diamond inventory.

Long term debt was $1,348.7 million compared to $1,379.1 million in the prior year period.

On August 1, 2015, Signet had 3,593 stores, consisting of the following:

Store count	Jan 31, 2015	Openings	Closures	Aug 1, 2015
Kay	1,094	28	(4)	1,118
Jared	253	9	(1)	261
Regional brands	157	—	(6)	151

Sterling Jewelers division	1,504	37	(11)	1,530

Zales	716	2	(6)	712
Gordons	69	—	(3)	66
Peoples	144	1	—	145
Mappins	43	—	—	43
Total Zale Jewelry	972	3	(9)	966
Piercing Pagoda	605	—	(6)	599

Zale division	1,577	3	(15)	1,565

H.Samuel	302	—	(1)	301
Ernest Jones	196	2	(1)	197

UK Jewelry division	498	2	(2)	498

Signet	3,579	42	(28)	3,593

Dividends:

Reflecting the Board’s confidence in the strength of the business as well as Signet’s ability to invest in growth initiatives and the Board’s commitment to building long-term shareholder value, a quarterly cash dividend of $0.22 per Signet Common Share has been declared for the third quarter of Fiscal 2016 payable on November 27, 2015 to shareholders of record on October 30, 2015, with an ex-dividend date of October 29, 2015.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. The call details are:

Dial-in:	1-877-201-0168 or 1-647-788-4901	Access code: 87573872

A replay and transcript of the call will be posted on Signet’s website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world’s largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet’s credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale’s operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” section of Signet’s Fiscal 2015 Annual Report on Form 10-K filed with the SEC on March 26, 2015 and the “Risk Factors” section of Signet’s Quarterly Report on Form 10-Q filed with the SEC on June 3, 2015. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Contacts:

Investors:	James Grant, VP Investor Relations, Signet Jewelers	+1 (330) 668-5412

Media:	David Bouffard, VP Corporate Affairs, Signet Jewelers	+1 (330) 668-5369

Signet uses adjusted metrics, which adjust for purchase accounting and transaction costs related to the acquisition and the contribution of the Zale division to give investors information as to Signet’s results without regard to the expenses associated with the acquisition. Signet is furnishing the following schedules in order to provide further visibility into the components of Adjusted Signet results until the third quarter of Fiscal 2016.

Non-GAAP Reconciliation for the second quarter ended August 1, 2015 (in mil. of $ except per share data)

	Adjusted Signet	Purchase Accounting[1]	Transaction Costs[2]	Signet
Sales	1,417.8	(7.2)	—	1,410.6
Cost of sales	(917.7)	(2.1)	—	(919.8)

Gross margin	500.1	(9.3)	—	490.8
Selling, general and administrative expenses	(413.4)	4.2	(43.6)	(452.8)
Other operating income, net	62.8	—	—	62.8

Operating income (loss)	149.5	(5.1)	(43.6)	100.8
Interest expense, net	(11.1)	—	—	(11.1)

Income before income taxes	138.4	(5.1)	(43.6)	89.7
Income taxes	(35.8)	1.8	6.5	(27.5)

Net income (loss)	102.6	(3.3)	(37.1)	62.2

Earnings per share – diluted	1.28	(0.04)	(0.46)	0.78

Signet’s Second Quarter Guidance	1.11 to 1.16	(0.05)	(0.07) to (0.06)	0.99 to 1.05

Additional schedule for the second quarter ended August 1, 2015 ($ in mil. except per share data)

	Adjusted Signet excluding Zale[3]		Zale operations		Adjusted Signet
Sales	1,021.3	100.0%	396.5	100.0%	1,417.8	100.0%
Cost of sales	(657.0)	(64.3)%	(260.7)	(65.8)%	(917.7)	(64.7)%

Gross margin	364.3	35.7%	135.8	34.2%	500.1	35.3%
Selling, general and administrative expenses	(280.8)	(27.5)%	(132.6)	(33.4)%	(413.4)	(29.2)%
Other operating income, net	63.0	6.2%	(0.2)	(0.1)%	62.8	4.4%

Operating income	146.5	14.4%	3.0	0.7%	149.5	10.5%
Interest expense, net	(11.0)	(1.1)%	(0.1)	—%	(11.1)	(0.8)%

Income before income taxes	135.5	13.3%	2.9	0.7%	138.4	9.7%
Income taxes	(34.8)	(3.4)%	(1.0)	(0.2)%	(35.8)	(2.5)%

Net income (loss)	100.7	9.9%	1.9	0.5%	102.6	7.2%

Earnings per share – diluted	$1.26		$0.02		$1.28

1	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Similar to the Sterling Jewelers division, historically, Zale Corporation deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the Acquisition. The acquisition accounting adjustment results in a reduction to the deferred revenue balance from $183.8 million to $93.3 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the Acquisition are recognized in revenue in a manner consistent with Signet’s methodology. Additionally, accounting adjustments include the recognition of a portion of the inventory fair value step-up of $32.2 million and amortization of acquired intangibles.
2	Transaction costs include legal settlement costs related to the Zale appraisal rights litigation of $34.2 million as well as integration expenses associated with consulting services. These costs are included within Signet’s Other segment.
3	Includes capital structure and financing costs.

Signet uses adjusted metrics in order to provide further visibility into the components of its results. Second quarter Fiscal 2015 adjusted results are presented and reconciled below. This presentation is furnished to align the methodology of last year’s results to the non-GAAP presentation of this year.

Non-GAAP Reconciliation for the second quarter ended August 2, 2014 (in mil. of $ except per share data)

	Adjusted Signet	Purchase Accounting[1]	Transaction Costs[2]	Signet
Sales	1,235.2	(9.3)	—	1,225.9
Cost of sales	(811.7)	(5.2)	—	(816.9)

Gross margin	423.5	(14.5)	—	409.0
Selling, general and administrative expenses	(351.4)	3.0	(30.8)	(379.2)
Other operating income, net	53.7	—	—	53.7

Operating income (loss)	125.8	(11.5)	(30.8)	83.5
Interest expense, net	(12.5)	(1.2)	—	(13.7)

Income before income taxes	113.3	(12.7)	(30.8)	69.8
Income taxes	(27.7)	4.8	11.1	(11.8)

Net income (loss)	85.6	(7.9)	(19.7)	58.0

Earnings per share – diluted	1.07	(0.10)	(0.25)	0.72

Additional schedule for the second quarter ended August 2, 2014 ($ in mil. except per share data)

	Adjusted Signet excluding Zale[3]		Zale operations		Adjusted Signet
Sales	978.4	100.0%	256.8	100.0%	1,235.2	100.0%
Cost of sales	(638.4)	(65.2)%	(173.3)	(67.5)%	(811.7)	(65.7)%

Gross margin	340.0	34.8%	83.5	32.5%	423.5	34.3%
Selling, general and administrative expenses	(269.6)	(27.6)%	(81.8)	(31.8)%	(351.4)	(28.4)%
Other operating income, net	53.7	5.5%	—	—%	53.7	4.3%

Operating income	124.1	12.7%	1.7	0.7%	125.8	10.2%
Interest expense, net	(12.3)	(1.3)%	(0.2)	(0.1)%	(12.5)	(1.0)%

Income before income taxes	111.8	11.4%	1.5	0.6%	113.3	9.2%
Income taxes	(27.1)	(2.7)%	(0.6)	(0.2)%	(27.7)	(2.3)%

Net income (loss)	84.7	8.7%	0.9	0.4%	85.6	6.9%

Earnings per share – diluted	$1.06		$0.01		$1.07

1	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale. Similar to Signet’s Sterling Jewelers division, historically, Zale deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the Acquisition. The acquisition accounting adjustment results in a reduction to the deferred revenue balance from $183.8 million to $93.0 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the Acquisition are recognized in revenue in a manner consistent with Signet’s methodology. Additionally, accounting adjustments include the recognition of a portion of the inventory fair value step-up of $31.3 million and amortization expense of intangibles.
2	Transaction costs include transaction-related and integration expenses associated with advisor fees for legal, tax, accounting and consulting expenses. These costs are included within Signet’s Other segment.
3	Includes capital structure and financing costs.

Condensed Consolidated Income Statements

(Unaudited)

		13 weeks ended		26 weeks ended
(in millions, except per share amounts)		August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Sales		1,410.6	1,225.9	2,941.2	2,282.0
Cost of sales		(919.8)	(816.9)	(1,884.5)	(1,465.8)

Gross margin		490.8	409.0	1,056.7	816.2
Selling, general and administrative expenses		(452.8)	(379.2)	(906.0)	(689.7)
Other operating income, net		62.8	53.7	126.3	107.7

Operating income		100.8	83.5	277.0	234.2
Interest expense, net		(11.1)	(13.7)	(22.1)	(15.5)

Income before income taxes		89.7	69.8	254.9	218.7
Income taxes		(27.5)	(11.8)	(73.9)	(64.1)

Net income		62.2	58.0	181.0	154.6
Earnings per share:	basic	$0.78	$0.73	$2.27	$1.93
	diluted	$0.78	$0.72	$2.26	$1.93
Weighted average common shares outstanding:	basic	79.7	79.9	79.8	79.9
	diluted	79.9	80.2	80.0	80.2
Dividends declared per share		$0.22	$0.18	$0.44	$0.36

Condensed Consolidated Balance Sheets

(Unaudited)

(in millions, except par value per share amount)	August 1, 2015	January 31, 2015	August 2, 2014
Assets
Current assets:
Cash and cash equivalents	159.8	193.6	215.0
Accounts receivable, net	1,493.2	1,567.6	1,316.0
Other receivables	55.2	63.6	54.1
Other current assets	126.8	137.2	120.5
Deferred tax assets	4.3	4.5	2.3
Income taxes	3.0	1.8	15.5
Inventories	2,414.2	2,439.0	2,345.3
Total current assets	4,256.5	4,407.3	4,068.7
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $915.1, $852.1 and $831.7, respectively	685.1	665.9	627.8
Goodwill	517.6	519.2	551.9
Intangible assets, net	437.8	447.1	467.6
Other assets	145.4	140.0	133.0
Deferred tax assets	129.0	111.1	84.4
Retirement benefit asset	40.4	37.0	61.3
Total assets	6,211.8	6,327.6	5,994.7
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	82.0	97.5	31.2
Accounts payable	194.0	277.7	235.0
Accrued expenses and other current liabilities	453.1	482.4	422.1
Deferred revenue	230.2	248.0	211.1
Deferred tax liabilities	172.4	145.8	218.9
Income taxes	5.8	86.9	55.4
Total current liabilities	1,137.5	1,338.3	1,173.7
Non-current liabilities:
Long-term debt	1,348.7	1,363.8	1,379.1
Other liabilities	226.2	230.2	235.4
Deferred revenue	607.0	563.9	520.4
Deferred tax liabilities	20.2	21.0	2.2
Total liabilities	3,339.6	3,517.2	3,310.8
Commitments and contingencies
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 79.7 shares outstanding (January 31, 2015: 80.3 outstanding; August 2, 2014: 80.2 outstanding)	15.7	15.7	15.7
Additional paid-in capital	269.7	265.2	262.5
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 7.5 shares (January 31, 2015: 6.9 shares; August 2, 2014: 7.0 shares)	(452.7)	(370.0)	(367.0)
Retained earnings	3,282.8	3,135.7	2,935.3
Accumulated other comprehensive loss	(243.7)	(236.6)	(163.0)
Total shareholders’ equity	2,872.2	2,810.4	2,683.9
Total liabilities and shareholders’ equity	6,211.8	6,327.6	5,994.7

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	13 weeks ended		26 weeks ended
(in millions)	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Cash flows from operating activities:
Net income	62.2	58.0	181.0	154.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42.7	36.5	84.5	64.5
Amortization of unfavorable leases and contracts	(8.8)	(5.9)	(17.6)	(5.9)
Pension benefit	—	(0.6)	—	(1.2)
Share-based compensation	3.8	4.0	7.1	7.2
Deferred taxation	7.0	(13.6)	13.9	(4.2)
Excess tax benefit from exercise of share awards	—	—	(5.1)	(7.7)
Amortization of debt discount and issuance costs	0.7	4.5	1.6	5.5
Other non-cash movements	(0.2)	0.7	2.0	0.1
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	7.0	(7.9)	74.7	58.3
Increase in other receivables and other assets	(6.3)	(2.3)	(0.5)	(4.0)
Decrease (increase) in other current assets	6.5	(23.5)	4.8	(22.8)
Decrease in inventories	72.1	37.0	28.4	17.1
Decrease in accounts payable	(61.8)	(24.7)	(80.8)	(28.9)
Increase (decrease) in accrued expenses and other liabilities	42.5	23.7	(28.6)	(19.0)
(Decrease) increase in deferred revenue	(3.7)	6.1	24.0	21.0
(Decrease) increase in income taxes payable	(19.4)	19.5	(77.3)	(48.5)
Pension plan contributions	(0.7)	(1.1)	(1.5)	(2.2)

Net cash provided by operating activities	143.6	110.4	210.6	183.9

Investing activities
Purchase of property, plant and equipment	(56.0)	(61.9)	(98.9)	(90.0)
Purchase of available-for-sale securities	(0.5)	(1.2)	(1.9)	(1.2)
Proceeds from sale of available-for-sale securities	0.1	1.0	3.6	1.0
Acquisition of Zale Corporation, net of cash acquired	—	(1,429.2)	—	(1,429.2)

Net cash used in investing activities	(56.4)	(1,491.3)	(97.2)	(1,519.4)

Financing activities
Dividends paid	(17.7)	(14.4)	(32.1)	(26.4)
Proceeds from issuance of common shares	0.1	1.0	0.2	2.0
Excess tax benefit from exercise of share awards	—	—	5.1	7.7
Proceeds from senior notes	—	398.4	—	398.4
Proceeds from term loan	—	400.0	—	400.0
Repayments of term loan	(5.0)	—	(10.0)	—
Proceeds from securitization facility	558.1	930.6	1,196.3	930.6
Repayments of securitization facility	(558.1)	(330.6)	(1,196.3)	(330.6)
Payment of debt issuance costs	—	(15.4)	—	(18.4)
Repurchase of common shares	(62.8)	(11.0)	(81.9)	(22.4)
Net settlement of equity based awards	0.4	0.2	(8.3)	(15.1)
Principal payments under capital lease obligations	(0.3)	(0.2)	(0.6)	(0.2)
Repayment of short-term borrowings	35.0	(11.7)	(20.0)	(22.2)

Net cash (used in) provided by financing activities	(50.3)	1,346.9	(147.6)	1,303.4

Cash and cash equivalents at beginning of period	122.6	249.1	193.6	247.6
Increase (decrease) in cash and cash equivalents	36.9	(34.0)	(34.2)	(32.1)
Effect of exchange rate changes on cash and cash equivalents	0.3	(0.1)	0.4	(0.5)
Cash and cash equivalents at end of period	159.8	215.0	159.8	215.0